ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
     THIS AGREEMENT is dated as of January 15, 2008 by and between PFPC Inc., a Massachusetts corporation (“PFPC”), and TRUST FOR CREDIT UNIONS a Massachusetts business trust (the “Fund”).
WITNESSETH:
     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Fund wishes to retain PFPC to provide certain administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:
1.	Definitions. As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized

Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” means the units of beneficial interest of any series or class of the Fund.

(h)	“Shareholder” means a record holder of Shares of any series or class of the Fund.

(i)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.
2.	Appointment. The Fund hereby appoints PFPC to provide the administration and accounting services described herein to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services. PFPC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto.

3.	Compliance with Rules and Regulations.

PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or other entity.

4.	Instructions.
(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)	PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Fund’s organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s Shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)	The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5.	Right to Receive Advice.
(a)	Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC, at the option of PFPC).

(c)	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel.

(d)	No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.
6.	Records; Visits.
(a)	The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense.
(b)	PFPC shall keep the following records:
(i)	all books and records with respect to each Portfolio’s books of account;

(ii)	records of each Portfolio’s securities transactions; and

(iii)	all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.
7.	Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party;

(c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by PFPC in connection with an independent third party compliance or other review; (h) is necessary or desirable for PFPC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

8.	Liaison with Accountants. PFPC shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

9.	PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund. Notwithstanding the foregoing, the parties acknowledge that the Fund shall retain ownership rights in Fund data which resides on the PFPC system.

10.	Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.	Compensation.
(a)	As compensation for services rendered by PFPC during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC. Subject to payment of filing fees to PFPC in advance, PFPC will remit to the respective jurisdictions the requisite blue sky filing fees for the shares of the relevant Portfolios(s) (or classes thereof), and any fees for qualifying or continuing the qualification of any Portfolio(s) (or classes thereof). The Fund acknowledges that PFPC may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

(b)	The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.
12.	Standard of Care/Limitation of Liability.
(a)	Subject to the terms of this Section 12, PFPC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PFPC’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement (“Standard of Care”).

(b)	PFPC’s liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) shall not exceed the fees received by PFPC for services provided hereunder during the eighteen (18) months immediately prior to the date of such Loss; provided that PFPC’s cumulative maximum liability for all Losses shall not exceed $1,000,000.

(c)	PFPC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority;

national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party except any third party that PFPC is permitted to engage to assist it in performing services pursuant to the terms of this Agreement; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Notwithstanding the foregoing, PFPC shall not be liable for any damages occurring directly or indirectly by third party pricing vendors.

(d)	PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine. PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in accordance with Written Instructions or advice of counsel. PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(e)	Neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC or its affiliates.

(f)	No party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 24 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(g)	Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)	This Section 12 shall survive termination of this Agreement.
13.	Indemnification. (a) Absent PFPC’s failure to meet its Standard of Care (defined in Section 12 above), the Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by PFPC in connection with the provision of services to the Fund.

(b) A claim by PFPC for indemnification under this Agreement must be made prior to the earlier of (i) one year after PFPC becomes aware of the event for which indemnification is claimed; or (ii) one year after the termination of this Agreement.

14.	Description of Accounting Services on a Continuous Basis.

PFPC will perform the following accounting services with respect to each Portfolio:
(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the “Adviser”) and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)	Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio’s investments;

(xiv)	Transmit or mail a copy of the daily portfolio valuation to the Adviser;

(xv)	Compute net asset value;

(xvi)	Advise and assist with the request for proposal (RFP) process with respect to the selection of an independent registered public accounting firm for the Fund; and

(xvii)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

15.	Description of Administration Services on a Continuous Basis.

PFPC will perform the following administration services with respect to each Portfolio:
(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

(iv)	Prepare for execution and file the Fund’s Federal and state tax returns;

(v)	Monitor each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(vi)	Prepare the Fund’s annual and semi-annual Shareholder reports, and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Fund responsible for providing the voting records in the format required by PFPC);

(vii)	Prepare and coordinate the filing of annual Post-Effective Amendments to the Fund’s Registration Statement; prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

(viii)	Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund’s Board of Trustees and prepare and coordinate the filing of the Fund’s fidelity bond;

(ix)	Draft agendas and resolutions for quarterly board meetings with final selection of agenda items being made by the Fund and/or Fund counsel;

(x)	Coordinate the preparation, assembly and mailing of board materials for quarterly board meetings;

(xi)	Attend quarterly board meetings and draft minutes thereof;

(xii)	Maintain a regulatory calendar for the Fund listing various filing and board approval deadlines;

(xiii)	Provide compliance policies and procedures related to services provided by PFPC and, if mutually agreed, certain PFPC affiliates, summary procedures thereof and an annual certification letter; and

(xiv)	Monitor the Fund’s compliance with the amounts and conditions of each state blue sky qualification and perform appropriate blue sky filings.

In connection with blue sky filings, the Fund hereby grants PFPC a limited power of attorney on behalf of the Fund to sign all blue sky filings and other related documents in order to effect such filings. The Fund will provide PFPC a listing of all jurisdictions in which each Portfolio (and class thereof) is lawfully available for sale and in which the Fund desires PFPC to effect a blue sky filing.

All regulatory services are subject to the review and approval of Fund counsel.

16.	Duration and Termination.
(a)	This Agreement shall be effective on the date first written above or on such other date as shall be agreed upon by the parties in writing and unless terminated pursuant to its terms shall continue for a period of two (2) years (the “Initial Term”).

(b)	Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Term”) each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c)	The Fund may terminate this Agreement in its entirety or with respect to one or more Portfolios without paying an Early Termination Fee (as defined below) if the Fund or the relevant Portfolios are liquidated and such liquidation is not made in connection with a Change of Control (as defined below). For clarification, if this Agreement is terminated with respect to less than all of the Portfolios, this Agreement will remain in full force and effect with respect to the remaining Portfolios until this Agreement is terminated (in its entirety or as to particular Portfolios) in accordance with its terms.

(d)	In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to PFPC prior to any such conversion.

(e)	If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”), the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(f)	Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control the Fund gives notice to PFPC terminating it as the provider of any of the services hereunder or if, except pursuant to sub-section (d) of this Section 16, the Fund otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term (“Early Termination”):
(1) PFPC shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider; provided that PFPC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund.

(2) Before the effective date of the Early Termination, the Fund shall pay to PFPC an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if PFPC were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PFPC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if such notice was not given the date it should have been given).
(3) The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PFPC for the termination of services before the expiration of the then-current Initial or Renewal Term.
(4) For purposes of Section 18(e), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of, or any other similar occurrence involving, the Fund or any affiliate of the Fund.
(5) If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to “expiration of the then-current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then-current Initial or Renewal Term.”
(6) If any of the Fund’s assets serviced by PFPC under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets; and (ii) at PFPC’s option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PFPC, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.
17.	Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Fund in writing); (b) if to the Fund, c/o Callahan Financial Services, Inc., 1001 Connecticut, NW, 10th Floor, Washington, D.C., 20036, Attention: Charles W. Filson (or such other address as the Trust may inform PFPC in writing); or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19.	Assignment. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund thirty (30) days prior written notice of such assignment, and provided further that (a) the financial capacity of such assignee is not materially less than that of PFPC, (b) the nature and quality of the services to be provided hereunder are not materially adversely affected by such assignment, and (c) the quality and capability of the personnel and facilities of the assignee are not materially less than those of PFPC.
21.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.	Miscellaneous.
(a)	Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(b)	Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(c)	This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(d)	The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

(e)	This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g)	The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(h)	To help the U.S. Government fight the funding of terrorism and money laundering activities, U.S. law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:

Title:

TRUST FOR CREDIT UNIONS

By:

Title:

EXHIBIT A
     THIS EXHIBIT A, dated as of January 15, 2008 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of January 15, 2008 between PFPC Inc. and Trust for Credit Union.
PORTFOLIOS
Money Market Portfolio
Ultra Short-Duration Government Portfolio
Short-Duration Portfolio

January 15, 2008
TRUST FOR CREDIT UNIONS
     Re: Administration and Accounting Services Fees
Dear Sir/Madam:
     This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. (“PFPC”) under the terms of an Administration and Accounting Services Agreement dated as of January 15, 2008 between Trust for Credit Unions (the “Fund”) and PFPC (the “Agreement”) as amended from time to time for services provided on behalf of each of the Fund’s investment portfolios (“Portfolios”). Pursuant to Paragraph 11 of the Agreement, and in consideration of the services to be provided to each Portfolio, the Fund will pay PFPC an annual accounting and administration services fee to be calculated daily and paid monthly as set forth below.
A.	Asset Based Fees:
     The following annual fee will be calculated based upon each Portfolio’s average net assets and paid monthly:
     .02% of each Portfolio’s average net assets.
B.	Annual Base Fee:
     The annual base fee will be $10,000 for the Money Market Portfolio and $35,000 for each of the Ultra Short-Duration Government Portfolio and Short-Duration Portfolio. The annual base fee is in addition to the other fees and expenses set forth herein.
C.	Base 38a-1 Compliance Support Services:
     The base 38a-1 compliance support services fee will be $10,000 per year.
D.	Form N-CSR Filing Fee: (2 filings per year per registrant)
     $1,000 per filing.
E.	Form N-Q Filing Fee: (2 filings per year per registrant)
     $750 per filing for the first Portfolio per registrant and $375 per filing for each additional Portfolio.

F.	Form N-PX Filing Fee: (1 filing per year per registrant)
     $500 per registrant if the Portfolios hold no voting securities
     $1,000 per registrant with 1-10 Portfolios holding voting securities
     $1,500 per registrant with over 10 Portfolios holding voting securities
G.	Blue Sky Services:
     $80 per permit.
H.	Out-of-Pocket Expenses:
     The Fund will reimburse PFPC for out-of-pocket expenses incurred on the Fund’s behalf, including, but not limited to, postage, telephone, telex, overnight express charges, conversion and deconversion costs, costs to obtain independent security market quotes, cost of access to the data repository and analytics suite system, SAS 70 reporting costs (if applicable), cost of using financial printer for automated financial statements and the edgarization and filing of various documents, cost of supplies utilized and reproduction costs incurred in connection with the preparation of board meeting materials, negotiated time and materials for development and programming costs including web, statement and file development, customization of web fulfillment (if applicable), bulk mailings and reproduction charges, the cost of independent compliance reviews and travel expenses incurred for Board meeting attendance.
H.	Miscellaneous:
     At the conclusion of the Initial Term of the Agreement, PFPC may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice to the Fund in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) — (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Fund’s monthly fees (or the effective date absent a prior such adjustment).
     Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.
     The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

     If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

Very truly yours,

PFPC INC.

By:
Name:

Title:

Agreed and Accepted:

TRUST FOR CREDIT UNIONS

By:
Name:

Title: